Exhibit 28 (j) under Form N-1A
Exhibit (23) under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firm" in each Statement of Additional Information dated January 31, 2022.

We also consent to the incorporation by reference of our reports dated January 24, 2022, with respect to the financial statements and financial highlights of Federated Hermes World Investment Series, Inc. (comprising Federated Hermes International Leaders Fund and Federated Hermes International Small-Mid Company Fund) included in its Annual Reports to Shareholders (Form N-CSR) for the year ended November 30, 2021, into this Post-Effective Amendment No. 79 to the Registration Statement (Form N-1A, File No. 33-52149), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 24, 2022